Exhibit 99.1

Contact:	Mark Polzin (314) 982-1758
John Hastings (314) 982-9822

EMERSON NAMES RANDALL STEPHENSON TO BOARD OF DIRECTORS

ST. LOUIS, JUNE 13, 2006 -- Randall L. Stephenson, chief operating officer of AT&T Inc. (NYSE:T), has been named to Emerson’s (NYSE:EMR) board of directors, it was announced today by David N. Farr, chairman, CEO and president.

Mr. Stephenson is responsible for all wireline operations at AT&T. He was appointed to this position at SBC (which acquired AT&T and adopted its name last fall) in April 2004. Mr. Stephenson was appointed to the SBC board of directors in June 2005 and now serves on AT&T's board. Additionally, he serves on the board of Cingular Wireless, of which AT&T owns 60 percent.

“Randall’s strong experience will be a valuable asset for Emerson,” Farr said. “He has served in key finance and operations roles and has helped manage one of the most complex acquisitions in recent corporate history. His insights will be invaluable as Emerson continues to focus on improving shareholder value through internal efficiencies and acquisition opportunities.”

Prior to becoming COO, Mr. Stephenson served in a variety of key roles at SBC, including that of senior executive vice president and chief financial officer. He began his career with Southwestern Bell Telephone Company in 1982 and has extensive experience in finance and operations.

Mr. Stephenson earned a Bachelor of Science degree in accounting from Central State University in Edmond, Okla., and a Master of Accountancy degree from the University of Oklahoma at Norman.

About Emerson

Emerson (NYSE: EMR), based in St. Louis, is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses. Sales in fiscal 2005 were $17.3 billion. For more information, visit www.GoToEmerson.com.